Exhibit 10.1

HELMERICH & PAYNE, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

HELMERICH & PAYNE, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

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		Page
ARTICLE VI Miscellaneous Provisions		7
6.1	Limitation on Director's Rights	7
6.2	Beneficiaries.	7
6.3	Benefits Not Transferable; Obligations Binding Upon Successors	7
6.4	Governing Law; Severability	7
6.5	Headings Not Part of Plan	7
6.6	Consent to Plan Terms	7

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HELMERICH & PAYNE, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

PURPOSE

The purpose of this Plan is to give each Director of Helmerich & Payne, Inc., the opportunity to be compensated for service as a Director on a deferred basis. The Plan is also intended to aid the Company in attracting and retaining, as members of the Board, persons whose abilities, experience, and judgment can contribute to the success of the Company.

ARTICLE I
Definitions

Whenever the following terms are used in this Plan, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

1.1 “Account” shall mean the bookkeeping account maintained by the Company to which will be credited Directors deferrals of Eligible Compensation and any earnings thereon.

1.2 “Beneficiary” means the person(s) or entity(ies) designated by the Director under Section 6.2 hereof who will receive the balance of the Director’s Account(s) in the event of his or her death.

1.3 “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

1.4 “Change of Control” shall mean the happening of any of the following events:

(a)	The acquisition after the Effective Date of this Plan by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (v) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (vi) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of subsection (c) of this Section 1.4; or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Approval by the shareholders of the Company of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(d)	Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or, (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 15% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

1.5 “Common Stock” shall mean the common stock, par value $0.10 per share of the Company.

1.6 “Company” shall mean Helmerich & Payne, Inc., a Delaware corporation and its successors.

1.7 “Director” or “Directors” shall mean, at any given time, a member of the Board of Directors of the Company.

1.8 “Eligible Compensation” shall mean all forms of cash compensation paid by the Company for services as a Director including, but not limited to, retainer, committee fees and meeting fees.

1.9 “Effective Date” shall mean October 1, 2004.

1.10 “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges or the Nasdaq/National Market System, the average of the highest and lowest sales prices of the Common Stock as reported by such stock exchange or exchanges or the Nasdaq/National Market System on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on any such stock exchange or the Nasdaq/National Market System that day, on the next preceding day on which there was a sale of such Common Stock or (B) during any such time as the Common Stock is not listed upon an established stock exchange or the Nasdaq/National Market System, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

1.11 “Plan” shall mean the Helmerich & Payne, Inc. Director Deferred Compensation Plan.

1.12 “Stock Unit” shall mean the unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Common Stock.

1.13 “Year” shall mean each calendar year during the term of this Plan.

ARTICLE II
Participation

2.1 Participation. Each Director may elect to defer, under and subject to Sections 2.2 and 2.3 of this Plan, all or any portion of his or her Eligible Compensation for any Year.

2.2 Timing and Types of Elections. On or before the December 31 immediately preceding each Year (or, in the case of a person who first becomes a Director during the Year, within 30 days after becoming a Director), each Director may make an irrevocable election, to (a) receive his or her Eligible Compensation for the next Year in cash, or (b) defer all or any portion of the Eligible Compensation for services to be rendered by the Director during the next Year. With respect to the Plan Year commencing October 1, 2004, a Director may make an election to defer Eligible Compensation for the short Plan Year commencing October 1, 2004 and ending December 31, 2004 by making an election prior to October 1, 2004.

2.3 Election Amounts. Up to 100% of Eligible Compensation is eligible for deferral and the deferred amount must be stated either in a dollar amount or percentage of Eligible Compensation to be deferred. All elections shall be in writing on forms provided by the Company. Deferral elections are not continuous from Year to Year, and are only effective for the Year indicated on the written election form.

ARTICLE III
Accounts and Investments

3.1 Establishment of Account. The Company will establish and maintain a separate Account in the name of each Director who has elected to defer Eligible Compensation under the Plan. The balance of each Account will reflect deferrals of Eligible Compensation as well as income, gains or losses from deemed investments. A Director may select between two deemed investment alternatives: (i) an interest investment alternative (as provided in Section 3.2) or (ii) a Stock Unit investment alternative (as provided in Section 3.3). Investment elections must be specified at the time the deferral election is provided to the Company. Deemed investment elections are effective for the entire Plan Year and cannot be changed until deferral elections are due for the next Plan Year. Directors may, at the time deferral elections are due for the next Plan Year, change their deemed investment selections with respect to all Plan Year deferrals.

3.2 Interest Alternative. If a Director has made an election for investment in the interest alternative, a Director’s Account shall be credited as follows:

(a)	as of the date the Eligible Compensation would have been otherwise payable, the Company shall credit the Director’s Account with an amount equal to the amount of the Eligible Compensation deferred; and

(b)	as of the last day of each calendar quarter, the Director’s Account shall be credited to reflect interest earnings for such calendar quarter, calculated at an interest rate equal to the prime rate of interest plus 1% as published in the Wall Street Journal (Southwest Edition) in the Money Rate Section at the beginning of each such calendar quarter.

3.3 Stock Unit Alternative. If a Director has made a Stock Unit election, the Company shall credit the Director’s Account, as of the date the Eligible Compensation would have been otherwise payable, with a number of Stock Units determined by dividing an amount which is equal to the amount of the Director’s Eligible Compensation deferred by the Fair Market Value of a share of Common Stock on such date. The Director’s Stock Unit Account will be valued at the end of each calendar quarter based upon the Fair Market Value of the Common Stock at such date. The Director’s Account shall also be credited with any dividends that would have been paid by the Company had the Director held actual shares of Common Stock. The Account balance attributable to the Stock Unit investment alternative may increase or decrease depending upon fluctuations in value of the Company’s Common Stock and the distribution of dividends.

3.4 Limitations on Rights Associated with Stock Units. The Stock Units credited to a Director’s Account shall be used solely as a device for the determination of the amount of the cash payment to be eventually distributed to the Director in accordance with this Plan. The Stock Units shall not be treated as property or as a trust fund of any kind. No Director shall be entitled to a distribution of actual shares of Common Stock or to any voting or other stockholder rights with respect to Stock Units credited under this Plan.

ARTICLE IV
Distribution of Account

4.1 Manner of Distribution of Account. The cash payable under this Plan in respect of a Director’s Account shall be distributed to the Director (or, in the event of his or her death, the Director’s Beneficiary or estate) in such manner as elected by the Director and set forth in the Director’s written deferral election form. The form of payment shall be either in a single lump sum payment or annual installments for a period of up to ten years.

4.2 Change in Manner of Distribution of Account. Subject to Section 4.1 herein, a Director may change the manner of any distribution election with respect to amounts credited under an Account by filing a written election with the Company’s General Counsel on a form provided by the Company; provided, however, that no election shall be effective until 12 months after the election is filed with the Company, and no election shall be effective with respect to any Account after payment of that Account has commenced.

4.3 Commencement of Payments. Subject to the provisions of Sections 4.1 and 4.7 and except as provided in Section 4.5, the payment of the balance of the Account(s) to a Director shall commence no later than 60 days from the date the Director ceases to be a Director, whether due to resignation, retirement, disability, death or otherwise. If elected by the Director, installment payments shall continue to be made in the same month of each succeeding Year until all installments have been paid.

4.4 Death Benefits. Subject to the provisions of Section 4.7, in the event that a Director dies before payment of the balance of the Director’s Account(s) has commenced or has been completed, the balance(s) of the Director’s Account(s) shall be distributed to the Director’s Beneficiary commencing no later than 60 days following the date of the Director’s death in accordance with the manner of distribution elected by the Director for payments during the Director’s lifetime. However, upon good cause shown by a Beneficiary or personal representative of the Director if there is no Beneficiary, the Board, in its sole discretion, may reject a Director’s installment election and instead cause the Director’s Account(s) to be paid in a lump sum.

4.5 Emergency Withdrawals. In the event of an unforeseeable emergency prior to the commencement of distribution or after the commencement of installment payments, the Board may approve a distribution to a Director (or Beneficiary after the death of a Director) of the part of the Director’s Account balance that is reasonably needed to satisfy the emergency need. An emergency withdrawal will be approved only in a circumstance of severe financial hardship to the Director (or Beneficiary after the death of the Director) resulting from a sudden and unexpected illness or accident of the Director (or Beneficiary, as applicable) or of a dependent of the Director (or Beneficiary, as applicable), loss of property due to casualty, or other similar extraordinary or unforeseeable circumstance arising from events beyond the control of the Director (or Beneficiary, as applicable). The investment earnings credited to the Director’s Account shall be determined as if the withdrawal had been debited from the Director’s Account on the first day of the month in which the withdrawal occurs.

4.6 Responsibility for Taxes. The Directors and their respective Beneficiaries will be liable for payment of any and all income or other taxes imposed on amounts payable under this Plan unless the Company is otherwise required to withhold such amounts from the payment of the Account.

4.7 Change of Control. In the event a Change of Control occurs, each Director’s Account shall be immediately due and payable in a lump sum to the Director or to the Director’s Beneficiary or estate.

ARTICLE V
Administration, Amendment And Termination

5.1 Administration. This Plan shall be interpreted and administered by the Human Resources Committee of the Board of Directors (the “Committee”). Determinations made by the Board or the Committee pursuant to this Plan shall be final and binding on all parties.

5.2 Amendment and Termination. This Plan may be amended, modified, or terminated by the Board at any time, except that no such action shall (without the consent of affected Directors or, if appropriate, their respective Beneficiaries or personal representatives) adversely affect the rights of Directors or Beneficiaries with respect to Eligible Compensation earned and deferred under this Plan prior to the date of such amendment, modification, or termination.

ARTICLE VI
Miscellaneous Provisions

6.1 Limitation on Director’s Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Director shall have any right to any payment or benefit hereunder, except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. Directors shall have only the rights of general unsecured creditors of the Company with respect to amounts credited to or payable from their Account(s).

6.2 Beneficiaries.

(a)	Beneficiary Designation. Subject to applicable laws (including any applicable community property and probate laws), each Director may designate in writing the Beneficiary that the Director chooses to receive any payments that become payable after the Director’s death. A Director’s Beneficiary designation shall be made on forms provided and in accordance with procedures established by the Company and may be changed by the Director at any time before the Director’s death.

(b)	Definition Of Beneficiary. A Director’s “Beneficiary” or “Beneficiaries” shall be the person(s), including a revocable living trust established by and for the benefit of the Director alone or for the benefit of the Director and one or more immediate family members, validly designated by the Director or, in the absence of a valid designation, entitled by will or the laws of descent and distribution to receive the amounts otherwise payable to the Director under this Plan in the event of the Director’s death.

6.3 Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon, other than pursuant to Section 6.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

6.4 Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Oklahoma. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.5 Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.

6.6 Consent to Plan Terms. By electing to participate in this Plan, a Director shall be deemed conclusively to have accepted and consented to all of the terms of this Plan and to all actions and decisions of the Company and/or Board. Such terms and consent shall also apply to and be binding upon each Director’s Beneficiary or Beneficiaries, personal representative(s), and other successors in interest.

Adopted effective the 1st day of September, 2004.

HELMERICH & PAYNE, Inc., a Delaware corporation
By: